Exhibit 5.1

September 10, 2021 PerkinElmer, Inc. 940 Winter Street Waltham, Massachusetts 02451	+1 202 663 6000 (t) +1 202 663 6363 (f) wilmerhale.com

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for PerkinElmer, Inc., a Massachusetts corporation (the “Company”), in connection with the offer and sale of $500,000,000 million aggregate principal amount of its 0.550% Senior Notes due 2023 (the “2023 Notes”), $800,000,000 million aggregate principal amount of its 0.850% Senior Notes due 2024 (the “2024 Notes”), $500,000,000 million aggregate principal amount of its 1.900% Senior Notes due 2028 (the “2028 Notes”) and $500,000,000 million aggregate principal amount of its 2.250% Senior Notes due 2031 (the “2031 Notes” and, together with the 2023 Notes, the 2024 Notes and the 2028 Notes, the “Notes”) pursuant to an underwriting agreement dated September 8, 2021 (the “Underwriting Agreement”), among the Company and the several Underwriters named in Schedule A to the Underwriting Agreement, for whom Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives. The Notes will be issued pursuant to an indenture, dated as of October 25, 2011, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Seventh Supplemental Indenture, dated as of September 10, 2021, by and between the Company and the Trustee (as so supplemented, the “Indenture”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (File No. 333-230425) under the Securities Act of 1933, as amended (the “Securities Act”), on March 21, 2019 (the “Registration Statement”) and the prospectus, dated March 21, 2019 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated September 8, 2021 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated September 8, 2021 (the “Final Prospectus Supplement”).

We have examined and relied upon (i) corporate or other proceedings of the Company regarding the authorization, execution and delivery of the Indenture and the Underwriting Agreement and the issuance of the Notes, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Preliminary Prospectus Supplement, (v) the Final Prospectus Supplement, (vi) the Underwriting Agreement and (vii) the Indenture. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

September 10, 2021

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

In rendering the opinion set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture, (ii) the Indenture will be a valid and binding obligation of the Trustee and (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended. We have also assumed the due authentication of the Notes by the Trustee and that at the time of the issuance and sale of the Notes, the Board of Directors of the Company (or any committee thereof or person acting pursuant to authority properly delegated to such committee or person by the Board of Directors of the Company) has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Notes.

We have assumed for purposes of our opinion below that (i) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Indenture or the Notes or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect and (ii) the execution, delivery and performance by the Company of the Underwriting Agreement and Indenture do not and will not result in any conflict with or breach of any agreement or document binding on it and do not violate any requirement or restriction imposed by any court of governmental entity having jurisdiction over the Company.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Notes, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the Massachusetts Business Corporations Act and the federal laws of the United States of America.

September 10, 2021

We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. We express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company, and duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration provided for in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about September 10, 2021, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Final Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

September 10, 2021

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner